BOX ENERGY CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                 Exhibit 11.1
                    (In thousands, except per share amounts)


                                            Three Months Ended        Six Months Ended
                                                 June 30,                 June 30,
                                              1997      1996           1997       1996
                                            --------  --------       --------  --------
Net income for primary income per share     $   (462) $ (3,473)      $  1,345  $ (1,056)
Interest expense on 8 1/4% convertible
  subordinated notes                           1,133     1,133          2,253     2,266
Income tax effect (assumed to be 35%)           (397)     (397)          (789)     (793)
                                            --------  --------       --------  --------
Net income for fully-diluted
 income per share                           $    274  $ (2,737)      $  2,809  $    417
                                            ========  ========       ========  ========

Primary income per share                    $  (0.02) $  (0.17)      $   0.06  $  (0.05)
                                            ========  ========       ========  ========
Fully-diluted income per share              $   0.01  $  (0.10)      $   0.11  $   0.02
                                            ========  ========       ========  ========
Calculation of weighted average shares
  Class A (Voting) common stock                3,246     3,250          3,248     3,250
  Class B (Non-Voting) common stock           17,422    17,553         17,487    17,553
  Stock options considered common
    stock equivalents                              0         0              0         0
                                            --------  --------       --------  --------
  Total shares used for primary
    income per share                          20,668    20,803         20,735    20,803
  Contingent shares from remaining
    stock options granted                        279       604            279       601
  Contingent shares from 8 1/4% convertible
    subordinated notes                         5,007     5,007          5,007     5,007
                                            --------  --------       --------  --------
    Total shares used for fully-diluted
      income per share                        25,954    26,414         26,021    26,411
                                            ========  ========       ========  ========
